Exhibit 1.1

LAIDLAW & COMPANY (UK) LTD.

546 Fifth Ave 41 Dover Street
New York, NY 10036 W1S 4NS London

 * Member FINRA, SIPC*
*Incorporated in England & Wales: Company No. 3870324*

September 11, 2017

David Hansen
President and CEO
MabVax Therapeutics Holdings, Inc
11588 Sorrento Valley Road, Suite 20
San Diego, CA 92121

Attention: David Hansen, President and CEO
ENGAGEMENT AGREEMENT

Pursuant to this exclusive ENGAGEMENT AGREEMENT (the “Agreement”) by and between Laidlaw & Company (UK) Ltd., a United Kingdom corporation with offices at 546 Fifth Ave, New York, New York 10036 (“Laidlaw”) and MabVax Therapeutics Holdings, Inc. (the “Client”, “MBVX” or the "Company"), Laidlaw is engaged by the Client, on an exclusive basis, to perform the services (the “Services”) agreed to hereby on the terms set forth herein.

1.
The Services. Laidlaw shall assist Client as follows:

a)
The Financing. Laidlaw will assist Client on a “best efforts” non-exclusive basis in connection with a proposed public offering (the "Offering") up to maximum (the “Maximum Offering Amount”) of USD $2.0 (two) million of securities of the Company (the "Securities") as per terms agreed to with investors (the “Financing”).

b)
Pursuant to this Agreement, Laidlaw will work with the Client in connection with, among other things, assisting the Client with respect to:
i.
providing advice in connection with the structure of the Capital Raise to be offered to prospective investors (the “Offering”);
ii.
preparing Offering Materials for use in soliciting the Financing from prospective investors (the “Offerees”);
iii.
identifying prospective participating broker-dealers, if so requested, to act as participating dealers in the sale of Securities in the Offering; and
iv.
using its best efforts to complete the Offering Amount by September 30th, 2017

In connection with the offering of Securities pursuant to this Agreement, the Client hereby represents, warrants and agrees that (x) it will comply in all material respects with all applicable federal, state and foreign securities laws and regulations applicable to the Offering and (y) none of the documents and materials to be used in making the Offering will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Client herein agrees that it will be fully responsible for the preparation and filing in a timely fashion of any necessary “blue sky” documents in connection with the Offering and confirm such to Laidlaw in writing, the legal fees and expenses of any such work to be paid by the Client as provided herein in Section 2(b)(i)(b). Prior to any closing involving the issuance of the Securities (a “Closing” and, collectively, the “Closings”), the Client will make its management, including officers responsible for financial affairs, available to prospective investors to address investor inquiries regarding the Client in a manner consistent with the requirements of all applicable rules and regulations. All Closings will be pursuant to documentation, which documentation shall include normal and customary representations and warranties (which Laidlaw shall be entitled to rely on), in form reasonably satisfactory to Laidlaw and, upon any such Closing, Laidlaw will be furnished with a favorable opinion from the Client’s outside counsel containing items customary in connection with the Offering contemplated herein addressed to Laidlaw and the Investors.

2.
Compensation and Client Expenses. The Client shall be obligated to pay directly certain expenses related to the Offering and to pay Laidlaw under this Agreement as follows:

a)
Fees and Expenses: The Client shall be obligated to pay the following to Laidlaw in connection with the financial advisory services being performed herein and Closing(s) of the Offering.

i.
Cash Fees:

a.
The Financing Fees. At each Closing, the Client shall pay Laidlaw a cash fee equal in the aggregate to 7% (seven percent) of the gross proceeds on the Closing Date for investors introduced by Laidlaw except for proceeds received from Schedule D investors.

b.
Retainer. Intentionally omitted.

c.
‘Blue Sky’ and Legal Fees. The Client will be responsible for the payment of all legal fees of Laidlaw’s securities counsel subject to a cap of $7,500 including any filing and blue sky fees.in any states in which Laidlaw reasonably requests that such filings be made in connection with the Financings.

3.
Intentionally omitted.

4.
Term of Agreement: The term of this Agreement (the “Term”) will commence on the date of this Agreement (the “Effective Date”) and will terminate on the earlier of the closing of the Offering or October 30, 2017 (the “Termination Date”).

5.
Confidentiality. The Client and Laidlaw agree to the confidentiality and other provisions of Schedule A.

6.
Indemnification. The Client agrees to indemnify Laidlaw in accordance with the indemnification letter annexed hereto as Schedule B, the provisions of which are incorporated herein in their entirety, and shall survive the termination, expiration or supersession of this Agreement. Said indemnification shall apply regardless of whether the Offering is consummated and Client’s obligations hereunder shall survive.

7.
Termination; Survival. In the event this Agreement shall be terminated in accordance with the provisions of Section 4 or otherwise, the sections headed “Confidentiality”, “Indemnification”, and the applicable financial obligations set forth in Section 2, and the provisions of Section 11 hereof will survive the Term or any earlier termination hereunder.

8.
Affiliate. For purposes of this Agreement, “Affiliate”, as such term is used with reference to the Client, means any entity directly or indirectly controlling or controlled by the Client.

9.
Laidlaw Obligations. By accepting this Agreement, Laidlaw represents and warrants to the Client that, now and during the term of this Agreement:

●
Laidlaw is an entity organized, validly existing and in good standing under the laws of the state or country of its formation, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder;

●
this Agreement, when executed by Laidlaw, will have been duly authorized, executed and delivered by Laidlaw and will be a valid and binding agreement of Laidlaw, enforceable against Laidlaw in accordance with its terms except no obligation to raise funds other than on a best efforts basis; and

●
Laidlaw is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; is qualified to act as a broker/dealer in the states or other jurisdictions in which Laidlaw offers the Securities and is a member of the Financial Industry Regulatory Authority.

●
Laidlaw agrees to pay any third parties retained by it in connection with this Agreement and to hold Client harmless against any such claims, provided Client pays Laidlaw its fees due hereunder.

10.
 Governing Law. This Agreement shall be deemed to have been made and delivered in Delaware and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware. The Client (l) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in Delaware, (2) waives any objection which the Client may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of Delaware in any such suit, action or proceeding. The Client further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in Delaware. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

11.
Miscellaneous. This Agreement, including the Schedules annexed, constitutes (i) the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties and (ii) supersedes and cancels any prior or contemporaneous arrangements, understandings and agreements, whether written or oral, between the parties in respect of the matters provided for herein. The Client expressly acknowledges that the execution of this Agreement does not constitute a commitment by Laidlaw to consummate any transaction contemplated hereunder and does not ensure any Closing of the Financings or the success of Laidlaw with respect to securing any financing on behalf of the Client.

Nothing contained in this agreement shall be construed to place Laidlaw and the Client in the relationship of partners or joint venturers. Neither Laidlaw nor the Client shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. The Client’s engagement of Laidlaw is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, employees or creditors of the Client) as against Laidlaw or its affiliates, its daughter companies or their respective directors, officers, employees or agents, successors or assigns. Laidlaw, in performing its services hereunder, shall at all times be an independent contractor. No promises or representations have been made except as expressly set forth in this Agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement. Nothing contained herein should be construed as creating any fiduciary duties between the parties hereto and/or any of their respective subsidiaries or representatives.

Neither the execution and delivery of this Agreement by the Client nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Client ; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Client or, require the payment, any pre-payment or other penalty with respect thereto. The Client has all requisite power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Client, enforceable against the Client in accordance with its terms.

The rights and obligations of a Party under this Agreement may not be assigned by that Party (other than by operation of law) without the prior written consent of the other Party and any other purported assignment shall be null and void. The Client acknowledges that any advice given by Laidlaw to the Client pursuant to this Agreement is solely for the benefit and use of the Client and its Board of Directors.

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.

The parties hereto being in agreement with the terms and provisions set forth herein so indicate by signing in the spaces provided below.

LAIDLAW & COMPANY (UK) LTD.

BY: /s/ Hugh Regan
      Hugh Regan
      Executive Director
      Investment Banking

ACCEPTED AND AGREED as of
this 11th day of September, 2017 (the “Effective Date”):

BY:  /s/ Gregory P. Hanson
        Gregory P. Hanson
        Chief Financial Officer

SCHEDULE A

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

In connection with Laidlaw’s activities on behalf of the Client, the Client will furnish Laidlaw with all financial and other information regarding the Client that Laidlaw reasonably believes appropriate to its assignment (all such information so furnished by the Client, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”). The Client hereby warrants that any Information furnished to Laidlaw by or on behalf of the Client will be accurate and complete and, with respect to information concerning the Client, will not contain any material omissions or misstatements of fact in each case, in light of the circumstance under which the statements therein were made. The Client will advise Laidlaw immediately of the occurrence of any event or any other change known to the Client which results in the Information containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading. The Client will provide Laidlaw with reasonable access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Client. The Client recognizes and agrees that Laidlaw (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Client or its market competitors.

For the purpose of the Agreement, “Information” shall mean and include, without limitation, all contracts and agreements and the terms there of, to which the Client may be a party; all internal non-public business, financial, intellectual property, technical and scientific information, analyses, forecasts and projections of the business of the Client and any direct or indirect operating subsidiary; all business plans of the Client and its subsidiaries; all pending or proposed proposals for new or renewed contracts; the names, business and financial arrangements to which the Client is a party; the names and terms of employment relationships between the Client and any of its employees and/or operating subsidiaries; all detail and back up information relating to actual, pro forma or forecasted operations supplied to Laidlaw by the Client; and all data or information prepared by the Client at the request Laidlaw; and any other non-public information of Client or others furnished to Laidlaw or its representatives in connection with any of the transactions contemplated by this Agreement.

Laidlaw will maintain the confidentiality of the Information and, unless and until such Information shall have been made publicly available by the Client or by others without breach of a confidentiality agreement or obligation, shall disclose the information only as authorized by the Client or as required by law including by order of a governmental authority or court of competent jurisdiction. In the event that Laidlaw is legally required to make disclosure of any of the Information, Laidlaw will give notice to the Client prior to such disclosure, to the extent that Laidlaw can practically do so.

The foregoing paragraph shall not apply to information that:

(i)
at the time of disclosure by the Client is, or when it thereafter becomes, generally available to the public or within the industries in which the Client or Laidlaw or its affiliates conduct business, other than as a direct result of a breach by Laidlaw of its obligations under this Agreement;

(ii)
prior to or at the time of disclosure by the Client, was already in the possession of, or, conceived by, Laidlaw or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Laidlaw or its affiliates other than from the Client;

(iii)
at the time of disclosure by the Client or thereafter, is obtained by Laidlaw or any of its affiliates from a third party who has represented to Laidlaw that it is, and whom Laidlaw reasonably believes to be, in possession of the information and not in violation of any contractual, legal or fiduciary obligation to the Client with respect to that information; or

(iv)
is independently developed by Laidlaw or its affiliates.

Without limitations as to the foregoing, nothing in this Agreement shall be construed to limit the ability of Laidlaw or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Client, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Client, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Client’s, or may have been identified by the Client as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Client expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

SCHEDULE B

INDEMNIFICATION

Recognizing that matters of the type contemplated in this engagement sometimes result in litigation, the Client agrees to indemnify and hold harmless Laidlaw, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the “Indemnified Parties”), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the “Matters”) contemplated by the engagement of Laidlaw hereunder, whether or not such Matters occur prior, during or after the Term of this Agreement, and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as and when incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Laidlaw hereunder, or any action or proceeding arising therefrom (collectively, “Proceedings”), whether or not such Indemnified Party is a formal party to any such Proceeding. For the purposes hereof, Client’s obligations to the Indemnified Parties hereunder shall include any and all Matters arising in connection with or derivative from the reverse merger shell company and its shareholders.

Notwithstanding the foregoing, and subject to the following paragraph, the Client shall not be liable to the extent that any losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of an Indemnified Party as determined by a court of competent jurisdiction after all appeals have run. The Client further agrees that it will not, without the prior written consent of Laidlaw, which consent will not be unreasonably withheld, conditioned or delayed, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Laidlaw or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Laidlaw and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

Each party agrees that if any indemnification or reimbursement sought pursuant to this Agreement were for any reason not to be available to the Indemnified Parties or insufficient to hold them harmless as and to the extent contemplated by this letter, then the indemnifying party shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the indemnifying party on the one hand, and the Indemnified Party on the other, in connection with the matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Client and to Laidlaw with respect to Laidlaw’s engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Client pursuant to the matters (whether or not consummated) for which Laidlaw is engaged to render services bears to (ii) the Fees and Commissions paid to the Laidlaw in connection with such engagement.

The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Act, or Section 20 of the Exchange Act) any party hereto, (iii) any termination or the completion or expiration of this Agreement and (iv) whether or not Laidlaw shall, or shall not, be called upon to render any formal or informal advice in the course of the engagement.

SCHEDULE C

CORPORATE GOVERNANCE AND OTHER QUALITATIVE REQUIREMENTS

The Company herein recognizes the fundamental significance of the requirements of this Schedule C to both investors (“Investors”) in the Offering and to Laidlaw, and therefore agrees that its failure to materially comply with said requirements may if deliberate or due to negligence represent justifiable claims of "bad faith", potential grounds for rescission and/or other legal remedies under the terms of the Offering, the covenants of the Securities and/or the Indemnification outlined in Schedule B attached hereto.

To the extent any such requirements are expressly counter to the provisions of any stock purchase agreement or similar agreement (“SPA”) subsequently executed by Client and Investors, the provisions of the SPA shall control.

Financial Reporting

The Company shall make available to the Investors and Laidlaw, if permissible under law, unaudited quarterly financial statements and an annual report containing audited financial statements of the Company and its subsidiaries by filing with the Securities and Exchange Commission on the Electronic Data, Gathering, Analysis, and Retrieval System (EDGAR), electronic notification or mailing the report to both Investors and Laidlaw in hard copy.

Conference Calls

The Company agrees to hold dial-in conference calls or calls utilizing other suitable electronic conferencing capability on no less than a quarterly basis, with the ability to replay such calls for a reasonable period of time following each call. Both Laidlaw and stockholders will be provided access to such calls through electronic notification reasonably in advance of each call.

Independent Auditors

The Company agrees to use qualified independent auditors approved by the Board of Directors to issue annual financial reports to the Board of Directors and to stockholders in accordance with U.S. GAAP standards.

Independent Counsel

The Company agrees to use independent legal counsel(s) with the requisite experience and expertise to provide appropriate oversight, advice and opinions to the Company as needed to the Board of Directors and to management; to review and approve any shareholder communications or public filings if applicable; and to ensure Company compliance with any other requirements of this Agreement or stakeholder rights.

Company Record

The Company agrees, to the extent required to be disclosed by US federal securities laws, to notify in writing to all shareholders and to Laidlaw, or file a notification with the SEC on EDGAR : (i) any change in the company’s name; (ii)any change in the par value of the Company’s securities; (iii) any change in the Company’s principle address; (iv) a change in its place of organization; (v) a stock split or reverse stock split; (vi) a change in symbol if applicable; (vii) any reclassification or exchange of Company shares for another security; (viii) the listing on any market of a new class of Company securities; (ix) any other material aspect of the Company’s corporate structure, securities or ownership, to the extent required to be disclosed by U.S. federal securities laws, such notice to be given no later than 10 days after the change unless prior notice is required by applicable law or regulation.

Website Maintenance

For the sake of additional transparency, subject to applicable securities laws and regulations, the Company agrees to maintain and update no less than quarterly its official website with access available to shareholders, investors, Laidlaw and interested parties. The information available on such website should be designed to provide timely and informative disclosure of the Company’ operations insofar as such disclosure is required and permissible within the law and federal, state and local regulatory guidelines, and does not, in the reasonable judgment of the Board of Directors, present a material risk to the Company’s overall business or the proprietary nature of any of its activities.

Transfer Agent & Legal Opinions

Upon completion, any transaction in which the capital shares of the Company become publicly traded, the Company shall use a “DWAC fast-eligible” transfer agent at all times and to stay current in regard to any financial obligations that the Company may have to such transfer agent.

The Company agrees to promptly obtain, at its own expense, any legal opinions or supporting documentation reasonably required by such transfer agent or any other party relating to the exercise, conversion, sale or disposition of any securities, warrants or derivative instruments held by Laidlaw or any stockholders introduced to the Company by Laidlaw pursuant to this Agreement and to instruct Company counsel and pay such counsel and Company personnel to use their reasonable best efforts to perform all such functions relating to such stockholder action, regardless of how often, as expeditiously as reasonably possible but in no event more than three (3) days after the sale or reverse.

Exclusion

Notwithstanding any of the above, the Company shall comply with all of the requirements of the market or exchange on which it is listed or shall become listed in the future, and shall also comply with all of the above requirements insofar as such is permitted or is not otherwise precluded by the market-listing requirements.

SCHEDULE D